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                                                                 EXHIBIT 11

                                       GALILEO ELECTRO-OPTICS CORPORATION
                                        CALCULATION OF EARNINGS PER SHARE




                                                    Three Months Ended             Nine Months Ended
                                                    ------------------             -----------------
                                              June 30, 1996   June 30, 1995   June 30, 1996   June 30, 1995
                                              -------------   -------------   -------------   -------------
Primary
  Average shares outstanding                      6,536,246       6,480,208       6,517,674       6,475,839

  Net effect of dilutive stock options - based
  on the treasury stock method using
  average market price                              196,611          40,186         146,290          18,254

Total                                             6,732,857       6,520,394       6,663,964       6,494,093

Net Income                                       $1,496,000      $  373,000      $3,845,000      $   66,000

Per share amount                                 $      .22      $      .06      $      .58      $      .01



Fully Diluted
  Average shares outstanding                      6,536,246       6,480,208       6,517,674       6,475,839

  Net effect of dilutive stock options - based
  on the treasury stock method using the
  quarter end market price, if higher than
  average market price                              199,622          53,496         147,290          22,691

Total                                             6,735,868       6,533,704       6,664,964       6,498,530

Net Income                                       $1,496,000      $  373,000      $3,845,000      $   66,000

Per share amount                                 $      .22      $      .06      $      .58      $      .01
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